UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 24, 2012

SUNWIN STEVIA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53595	56-2416925
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Shengwang Avenue, Qufu, Shandong China	273100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86) 537-4424999

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On August 24, 2012, our board of directors authorized our 2012 Equity Compensation Plan (the “2012 Plan”) covering 10,000,000 shares of common stock.  The 2012 Plan also contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the 2012 Plan will automatically increase on the first trading day of January each calendar year during the term of the 2012 Plan, beginning with calendar year 2013, by an amount equal to 1.5% of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to a maximum annual increase of 150,000 shares of common stock.  The purpose of the 2012 Plan is to enable us to compensate and offer to our employees, officers, directors and consultants, whose past, present and/or potential contributions to our company have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company.  Grants under the plan may either be:

•	stock options,
•	awards of our common stock, or
•	rights to make direct purchases of our common stock which may be subject to certain restrictions.

Any option granted under the 2012 Plan must provide for an exercise price of not less than 50% of the fair market value of the underlying shares on the date of grant.  The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the compensation committee.  In the event of any stock split of our outstanding common stock, the board of directors in its discretion may elect to maintain the stated amount of shares reserved under the plan without giving effect to such stock split.  Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.  A copy of the 2012 Plan is filed herewith as Exhibit 4.4 and incorporated herein by reference.  The description of certain terms of the 2012 Plan set forth herein do not purport to be complete and are qualified in their entirety by reference to the 2012 Plan.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

4.4	2012 Equity Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNWIN STEVIA INTERNATIONAL, INC.
Date: August 24, 2012	By: /s/ Dongdong Lin
Dongdong Lin, Chief Executive Officer